                                    EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

         Genus Subsidiary Corporation, a California corporation.
         Genus Ionex Corporation, a Massachusetts corporation.
         Ionex/HEI Corporation, a Massachusetts corporation.
         Genus Europa GmbH, a German company.
         Genus Europa Ltd., a British company.
         Genus Europa SARL, a French company.
         Genus Europa S.r.l., an Italian company.
         Genus KK, a Japanese company.
         Genus Korea, Ltd., a Korean company.





                                    Page 45